Exhibit 11.1

             KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (Dollars In Thousands Except Per Unit Amounts)

FOR THE YEAR ENDED DECEMBER 31,            2003          2002          2001
================================================================================
Weighted-average number of limited
  partners' units on which limited
  partners' net income per unit is
  based:
Basic                                   185,383,944    172,016,574  153,901,311
Add:  Incremental units under common
  unit option plan                          109,774        169,065      208,764
                                      ------------------------------------------
Assuming dilution                       185,493,718    172,185,639  154,110,075
                                      ==========================================
Income Before Cumulative Effect of a
  Change in Accounting Principle       $    693,872   $    608,377  $   442,343

Add: Cumulative effect adjustment
  from change in Accounting for
  asset retirement obligations                3,465             -            -
                                      ------------------------------------------
Net Income                             $    697,337   $    608,377  $   442,343
                                      ==========================================
Calculation of Limited Partners'
  interest in Net Income:
Income Before Cumulative Effect of a
  Change in Accounting Principle       $    693,872   $    608,377  $   442,343

Less:  General Partner's interest          (326,489)      (270,816)    (202,095)
                                      ------------------------------------------
Limited Partner's interest                  367,383        337,561      240,248

Add:  Limited Partner's interest in
  Change in Accounting Principle              3,430             -            -
                                      ------------------------------------------
Limited Partners' interest in Net
Income                                 $    370,813   $    337,561  $   240,248
                                      ==========================================

Earnings per limited partner unit:
Limited Partners' Income Before
  Cumulative Effect of a Change
  in Accounting Principle per unit:
Basic                                  $      1.98    $       1.96  $      1.56
Diluted                                $      1.98    $       1.96  $      1.56
Limited Partners' Cumulative Effect
  of a Change in Accounting Principle
  per unit:
Basic                                  $       .02              -            -
Diluted                                $       .02              -            -
Limited Partners' Net Income per unit:
Basic                                  $      2.00    $       1.96  $      1.56
Diluted                                $      2.00    $       1.96  $      1.56